Westway Group, Inc. Announces First Quarter 2010 Results Increased 34%

NEW ORLEANS, May 10 /PRNewswire-FirstCall/ -- Westway Group, Inc. (Nasdaq: WWAY) today reported consolidated Adjusted EBITDA for the three months ended March 31, 2010 of $13.1 million, up $3.3 million or 34% from the pro forma results for the three months ended March 31, 2009. Consolidated Adjusted EBITDA reflects income before income tax provision, equity in loss of unconsolidated subsidiaries, net interest expense, and depreciation.

(Logo: http://www.newscom.com/cgi-bin/prnh/20090529/DA24496LOGO ) First quarter of 2010, highlights:

·	Completed a 5.6 million gallon expansion of our Port Allen terminal located adjacent to Baton Rouge, Louisiana, which will go into service during the second quarter of 2010.

·	Experienced first full quarter results of our Cincinnati facility and our Grays Harbor, Washington facility.

Peter Harding, CEO, stated, “We are pleased with the overall results of Westway in the first quarter of 2010. During this period, we have seen the benefits of our investments in 2009 in greenfield expansions and acquisitions that are reflective of the vision and opportunities we expect for our company. We have grown in both footprint and performance. Evidencing these achievements are a 34% increase in Adjusted EBITDA and an increase of 22.5% in storage capacity, respectively, over the same period in 2009. As a whole, we are excited about the first quarter results, which we believe are demonstrative of management’s commitment to improving long-term performance and shareholder value.”

Mr. Harding additionally commented, “The recent BP oil spill in the Gulf of Mexico has not had an impact on our business, and we do not believe it is likely to have a material effect on our business in the future.”

1st Quarter 2010 Actual Compared to 1st Quarter 2009 Pro Forma

The results for the 3-month period ended March 31, 2010 reflect actual results, and are in each case compared to pro forma results for the same period in 2009. The pro forma figures are calculated as though we had acquired the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group on January 1, 2009, rather than May 28, 2009, with certain adjustments, as described in our recent 10-Q.

Overview of Operating Business Segments

Bulk Liquid Storage

·	First quarter of 2010, revenues increased $4.9 million to $22.9 million, up 27% as compared to the pro forma results for the three months ended March 31, 2009. This improvement is primarily attributable to the acquisition of our Cincinnati Terminal in mid-October 2009, the expansion of our Houston facility during 2009, and the completion of our Gray's Harbor Washington facility, which began operations in December 2009.

·	Adjusted Gross Profit increased $3.8 million to $14.0 million, up 37%.

·	Adjusted Gross Profit Margin increased from 56.7% to 61.1%.

·	The contribution to Adjusted EBITDA from bulk liquid storage increased $4.6 million to $12.0 million, up 63% compared to the prior year pro forma first quarter results.

Liquid Feed Supplements

·	First quarter of 2010, revenues decreased by $9.6 million to $65.4 million, or 13%, as compared to the pro forma results for the three months ended March 31, 2009. This decrease in net revenue was driven by a decrease in volume for the first quarter of 2010 of 7% to 416,000 tons, compared to 445,000 tons for the first quarter of 2009 as a recent consequence of liquid feed supplement products being marginally less competitive compared to dry feed products.

·	Adjusted Gross Profit increased by $0.3 million to $7.7 million, or 5%.

·	Adjusted Gross Profit Margin increased from 9.9% to 11.9%.

·	The contribution to Adjusted EBITDA from liquid feed supplements increased $1.2 million to $5.1 million, up 30%.

·	The increases in our Adjusted Gross Profit and Adjusted EBITDA were primarily due to effective implementation of new marketing initiatives with greater focus on value-added products in place of commodity-based products. In addition, we have been successful in reducing our raw material costs as market conditions allowed.

Consolidated Results

·	First quarter 2010, consolidated Adjusted EBITDA for Westway Group Inc. totaled $13.1 million compared to $9.8 million for the pro forma results for the three months ended March 31, 2009.

·	Revenues decreased by $4.7 million to $88.3 million, or 5%, as compared to the same period in the prior year on a pro forma basis primarily due to a decline in the liquid feed supplement volume.

·	Adjusted Gross Profit increased by $4.1 million to $21.7 million, up 23%.

·	Adjusted gross profit margin increased from 18.9% to 24.6%.

		(Actual)			(Pro Forma)
	3 Months Ended March 31, 2010			3 Months Ended March 31, 2009
	Bulk Liquid	Liquid Feed	Consolidated	Bulk Liquid	Liquid Feed
	Storage	Supplement	(5)	Storage	Supplement	Consolidated (5)

Revenue	$22,901	$65,381	$88,282	$17,985	$75,029	$93,014
Adjusted Gross Profit (4)	13,992	7,749	21,687	10,202	7,413	17,615
Adjusted Gross Profit Margin (6)	61.10%	11.85%	24.57%	56.73%	9.88%	18.94%
Adjusted EBITDA (1) (3)	12,028	5,083	13,060	7,396	3,909	9,767
Earnings Per Share - Basic (2)	-	-	$0.05	-	-	$0.04
Earnings Per Share - Diluted (2)	-	-	$0.05	-	-	$0.04

Business Drivers Bulk Liquid Storage

In the liquid storage business, the primary drivers of performance are total capacity, capacity utilization, rates, and throughput. Our total capacity increased from approximately 289 million gallons on March 31, 2009 to approximately 354 million gallons as of March 31, 2010, and our capacity utilization was consistently high at 94% and 95%, respectively. We utilize long-term contractual arrangements in our bulk liquid storage business, which include annual CPI adjustments. Our performance is also sensitive to the molasses throughput of ED&F Man, our primary customer and one of the largest molasses traders in the world.

Liquid Feed Supplements

The primary drivers of performance for the liquid feed supplement business are tonnage sold and margins earned. We did experience a decline in tonnage to 416,000 tons for the three-month period ended March 31, 2010 compared to 445,000 tons for the same period in 2009. Adjusted Gross Profit Margin increased from 9.9% to 11.9%. The increase in our Adjusted Gross Profit and Adjusted EBITDA are primarily due to effective implementation of new marketing initiatives with greater focus on value-added products in place of commodity-based products. Additionally, raw material costs were reduced as feed ingredient prices declined during the quarter. Factors affecting these drivers are general economic conditions in the dairy and cattle industries, as well as weather conditions and the relative price of liquid ingredients.

Peter Harding further commented, “We are continuing to pursue new business opportunities which will expand our footprint and the Westway brand on a global basis. The demand for liquid storage remains healthy, and we are continuing to gain new customers in this business. Ingredient costs for liquid feed supplements declined over the last quarter and continuation of this trend would be a long-term benefit for the future profit performance of this business.”

2010 First Quarter Results Conference Call

The company has scheduled a conference call following this earnings release on Tuesday, May 11, 2010, at 10:30 a.m., Central Time, 11:30 a.m., Eastern Time. During the call, the company's Chief Executive Officer, Peter Harding, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the company's website, http://www.westway.com.

To participate in the conference call, dial (408) 774-4004 or (877) 312-9404 and provide conference identification code 73229682. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (706) 645-9291 or (800) 642-1687 and providing conference identification code 73229682. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our form 10-Q filed today and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements. Westway operates an extensive global network of 25 operating facilities providing approximately 354 million gallons of total bulk liquid storage shell capacity and 37 facilities producing approximately 1.6 million tons of liquid feed supplements annually. Our bulk liquid storage business is a global business with infrastructure that includes a network of terminals offering storage to manufacturers and consumers of agricultural and industrial liquids, located at key port and terminal locations throughout North America and in Western Europe and Asia. Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users and feed manufacturers, primarily supplying the beef and dairy livestock industries.

For more information for periods ending March 31, 2010 and March 31, 2009, please refer to the company's Form 10-Q, which is available on Westway's website address at www.westway.com

Reconciliations:

		(Actual)			(Pro Forma)
	3 Months Ended March 31, 2010			3 Months Ended March 31, 2009
	Bulk Liquid	Liquid Feed		Bulk Liquid	Liquid Feed
	Storage	Supplement	Consolidated (5)	Storage	Supplement	Consolidated (5)

Net Revenue	$22,901	$65,381	$88,282	$17,985	$75,029	$93,014
Cost of Sales	-	51,847	51,847	-	60,649	60,649
Other Operating Costs and
Expenses	8,909	5,785	14,748	7,783	6,967	14,750
Adjusted Gross Profit (4)	13,992	7,749	21,687	10,202	7,413	17,615

Income (loss) before income tax
benefit (provision) and equity in
unconsolidated subsidiaries	$7,809	$3,741	$6,179	$4,739	$2,921	$5,203
Depreciation	4,245	1,340	5,602	2,657	988	3,663
Interest Expense, net	26	(2)	(1,279)	-	-	(901)
Adjusted EBITDA (3)	12,028	5,083	13,060	7,396	3,909	9,767

Note 1 – Consolidated Adjusted EBITDA includes corporate selling, general & administrative expenses of $4.0 million and $1.5 million for the actual three months ended March 31, 2010 and pro forma three months ended March 31, 2009 respectively.

Note 2 –Includes accrued preferred stock dividends of $1.1 million.

Note 3- Adjusted EBITDA, as used herein, is defined as income (loss) before income tax benefit (provision) and equity in loss of unconsolidated subsidiaries, plus depreciation, plus interest expense net of interest income.

Adjusted EBITDA is presented in this release because it is an important supplemental measure of performance and is frequently used by securities analysts, investors and other interested parties in the evaluation of businesses. Other companies may calculate Adjusted EBITDA differently.

Note 4- Adjusted Gross Profit, as used herein, is defined as net revenues, less cost of sales, and less other operating costs and expenses. It is not reduced by depreciation or selling, general, and administrative expenses. Other companies may calculate Adjusted Gross Profit differently.

Note 5- Consolidated results include the results of the two operating segments, bulk liquid storage and liquid feed supplements, and the non-operating segment, corporate.

Note 6- Adjusted Gross Profit Margin, as used herein, means Adjusted Gross Profit divided by net revenue. Other companies may calculate Adjusted Gross Profit Margin differently.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245